Exhibit 4.15

2016 RESTATEMENT

NATIONAL FUEL GAS COMPANY TAX-DEFERRED SAVINGS PLAN

AMENDMENT NO. 11

Under Section 11.1 of the National Fuel Gas Company Tax-Deferred Savings Plan (the “Plan”), National Fuel Gas Company (the “Company”) reserves the right to modify or amend the Plan. This Amendment No. 11 of the Plan (the “Amendment”) is adopted to permit Coronavirus-Related Distributions and modify its plan loan rules in accordance with the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and make certain other clarifications. The changes herein are effective as set forth below.

This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

The Plan is amended in the following respects:

1.	Section 5.2 (“Amount of Distribution”) is clarified to read in its entirety as follows:

Section 5.2 Amount of Distribution. When a Participant becomes entitled to receive a distribution of a benefit in accordance with Section 5.1, he or she may elect a full or partial distribution, provided that a Participant may not receive more than one partial distribution during any calendar year, and a Participant may not receive a partial distribution of less than $1,000.

2.	Effective March 27, 2020, Section 5.9 (“Loans to Participants”) is amended by adding the following new subsection (j) at the end thereof:

(j) A loan under this Section 5.9 to a Qualified Individual (as defined in Section 5.12 (“Coronavirus-Related Distributions)) shall not be delinquent or in default merely because one or more required loan repayments are suspended in accordance with this subsection (j). Effective as soon as practicable after March 27, 2020, such a Qualified Individual may, consistent with Section 2202(b) of the Coronavirus Aid, Relief, and Economic Security Act, any guidance issued thereunder, including I.R.S. Notice 2020-50, and rules established by the Plan Administrator, elect to suspend any obligation to repay any Plan loan for the period beginning with the date of the first loan payment due as soon as administratively feasible after the Qualified Individual’s election and ending December 31, 2020. The unpaid balance of any loan for which payments are so suspended, including interest accrued, shall be reamortized following such suspension in substantially level amounts over the remainder of the period of repayment established under subsection (d) above, but extended for up to one year.

3.	Effective April 7, 2020, Section 5.9 (“Loans to Participants”) is further amended by adding the following new subsection (k) at the end thereof:

(k) Notwithstanding the limits set forth in subsection (c) above, effective as soon as administratively practicable after April 7, 2020, and through September 23, 2020, the maximum loan amount for a Qualified Individual (as defined in Section 5.12 (“Coronavirus-Related Distributions)) is determined by substituting “$100,000” for “$50,000” in paragraph (c)(1) above and “one hundred percent of the Participant’s vested Account balances under the Plan” for “one-half of the Participant’s vested Account balances under the Plan” in paragraph (c)(2) above.

4.      Effective January 1, 2020, Article 5 (“Distribution of Benefits”) is amended by adding the following new Section 5.12 (“Coronavirus-Related Distributions”):

5.12 Coronavirus-Related Distributions. Notwithstanding any provision of the Plan to the contrary and subject to the provisions of this Section, a Qualified Individual (as defined in subsection (a) below) may request, by following such procedures as shall be specified by the Plan Administrator, a Coronavirus-Related Distribution (as defined in subsection (a) below) from the individual’s vested Account during the period beginning as soon as practicable after April 7, 2020 and before December 31, 2020 (the “CRD Distribution Period”).

(a) For purposes of this Section, the following definitions shall apply:

(1) The term Qualified Individual means a Participant who certifies in writing that he or she satisfies at least one of the following criteria: (i) the individual is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (“COVID-19”) by a test approved by the Centers for Disease Control and Prevention (“CDC”); (ii) the individual’s spouse or dependent (as defined in Section 152 of the Code) is diagnosed with the virus SARS-CoV-2 or with COVID-19 by a test approved by the CDC; (iii) the individual experiences adverse financial consequences as a result of being quarantined, being furloughed or laid off or having work hours reduced due to the virus SARS-CoV-2 or COVID-19, being unable to work due to lack of child care due to the virus SARS-CoV-2 or COVID-19, closing or reducing hours of a business owned or operated by the individual due to the virus SARS-CoV-2 or COVID-19; (iv) the individual experiences adverse financial consequences as a result of a reduction in pay (or self-employment income), a job offer rescinded, or a start date for a job delayed, in each case, due to COVID-19; (v) the individual experiences adverse financial consequences as a result of the individual’s spouse or a member of the individual’s household being quarantined, furloughed, or laid off, having work hours reduced, being unable to work due to lack of childcare, having a reduction in pay (or self-employment income), having a job offer rescinded, or having a start date for a job delayed, in each case, due to COVID-19; (vi) the individual experiences adverse financial consequences as a result of the individual’s spouse or a member of the individual’s household owning or operating a business that closes or has reduced hours due to COVID-19; or (vii) other factors as determined by the Secretary of Treasury (or the Secretary’s delegate). The Plan Administrator may rely on the individual’s certification that the individual has satisfied the conditions for being treated as a Qualified Individual.

(2) A Coronavirus-Related Distribution means any distribution from the Plan to the Qualified Individual made during the CRD Distribution Period. In no event shall the aggregate amount of such distributions from the Plan and all other plans maintained by the Company or an Organization Under Common Control to the Qualified Individual exceed $100,000.

(b) The withdrawal of a Coronavirus-Related Distribution under this Section 5.12 shall be limited to the same sources eligible for withdrawal under Section 5.8 (hardship withdrawals), but including earnings and processed on a pro rata basis from available sources.

(c) A Qualified Individual who receives a Coronavirus-Related Distribution may, at any time during the three-year period beginning on the day after the date on which the Coronavirus-Related Distribution was received by the Qualified Individual, repay all or a portion of such Coronavirus-Related Distribution by making one or more contributions to the Plan in an aggregate amount not to exceed the amount of the Coronavirus-Related Distribution. The Plan’s receipt of any amount of a Coronavirus-Related Distribution that is so repaid within the three-year period shall be treated as the receipt of an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) having transferred in a direct trustee-to-trustee transfer within sixty (60) days of distribution. The Plan Administrator may apply the provisions of this clause (b) to the repayment of a Plan distribution that was made to a Qualified Individual during the CRD Distribution Period but was not treated as a Coronavirus-Related Distribution by the Plan at the time of distribution despite being eligible for such treatment as a Coronavirus-Related Distribution.

(d) This Section shall be interpreted and administered in accordance with the requirements of Section 2202(a) of the Coronavirus Aid, Relief, and Economic Security Act and any guidance issued thereunder, including I.R.S. Notice 2020-50. The Plan Administrator may establish such rules or procedures necessary to implement the provisions of this Section in accordance with such Act and such guidance.

5.	In all other respects, the Plan remains unchanged.

NATIONAL FUEL GAS COMPANY

/s/ ak	By:	/s/ S.J. Mugel
	Name:	S.J. Mugel
	Title:	Secretary & General Counsel
	Date:	June 16, 2022

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